FOURTH AMENDMENT TO AGREEMENT OF SALE

     THIS FOURTH AMENDMENT TO AGREEMENT OF SALE (this "Amendment") is made and entered into as of this 15th day of January, 1997, by and between DANE REAL ESTATE, INC., a Florida corporation ("Purchaser") and PEMBROKE ASSOCIATES LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

     WHEREAS, Seller and Purchaser are parties to that certain Agreement of Sale, dated October 31, 1996 as amended by First, Second and Third Amendments
to Agreement dated as of December   , 1996, December   , 1996, and December   ,
1996 respectively (collectively the "Agreement"), pursuant to which Purchaser has agreed to purchase and Seller has agreed to sell certain Property (as defined in the Agreement) legally described and depicted on Exhibit A attached to the Agreement; and

     WHEREAS, Seller and Purchaser desire to amend the Agreement in accordance with the terms of this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree as follows:

     I. All terms not otherwise defined herein shall have the meanings ascribed to each in the Agreement.

     II. Section 27 of the Agreement is hereby deleted and replaced by the following:

27.  TENANT CERTIFICATE CONDITION TO CLOSING.

     27.1 The following terms have been defined as follows for convenience of reference:

          (i) "Tenant Certificate" means a certificate, commonly known as an estoppel certificate, signed by a tenant with respect to its Lease, either in the form set forth on Exhibit L hereto or on such other form as is substantially consistent with the requirements of the tenant's lease for such certificates.

          (ii) "Seller Tenant Certificate" means a Tenant Certificate signed by the Seller with respect to a particular Lease for which the Tenant in question has failed to execute and deliver a Tenant Certificate, in which case the Seller Tenant Certificate shall be in the form of Exhibit L.

          (iii) "Qualification" means any assertion in a Tenant Certificate (whether in the form of Exhibit L or otherwise) or in a Seller Tenant Certificate of (i) a claim, counterclaim, offset or defense against the landlord, (ii) a default on the part of the landlord, (iii) unpaid credits, allowances or other sums due from the landlord prior to the date of the
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estoppel (other than disclosed in Paragraph 12.1 herein or pursuant to a new lease pursuant to Paragraph 26 herein), (iv) an unfulfilled construction or other obligation on the part of the landlord prior to the date of estoppel (other than disclosed in Paragraph 12.1 herein or pursuant to a new lease pursuant to Paragraph 26 herein), or (v) information which is contrary (in an adverse respect to the landlord) (x) to the information contained in the rent roll attached hereto as Exhibit M, or (y) the information pertaining to tenant allowances and concessions and leasing commissions contained in Paragraph 12.1;

          (iv) "Unacceptable Qualification" means any Qualification other than the following:

               (a) a Qualification which is expressly disclosed on the rent roll attached hereto as Exhibit M or a Qualification relating to non-payment of October, 1996, November, 1996, December, 1996, or January, 1997 rent, provided the same is not as a result of a default by Landlord; or

               (b) a Qualification expressly disclosed in this Agreement or the Exhibits hereto.

     27.2 If a Qualification is not an Unacceptable Qualification, it shall not affect Purchaser's obligations to close hereunder or give rise to any liability from Seller to Purchaser.

     27.3 Seller shall promptly request a Tenant Certificate in the form of Exhibit L from all tenants, and shall vigorously, in good faith, pursue the collection of the same. Seller shall deliver to Purchaser, upon Seller's receipt thereof, all Tenant Certificates signed by tenants (whether in the form of Exhibit L or otherwise). Purchaser shall have the right to assist Seller in obtaining the Tenant Certificates.

     27.4 It shall be a condition to Purchaser's obligations hereunder (the "Estoppel Condition") that Seller deliver to Purchaser, at or prior to 5:00 p.m. Chicago time on February 10, 1997 (i) a Tenant Certificate from Eckerds and Publix and (ii) either a Tenant Certificate or a Seller Tenant Certificate from tenants occupying at least 75% of the occupied leasable area of the Property after excluding the leasable area of Eckerds and Publix. Seller shall be required to deliver to Purchaser all Tenant Certificates received by Seller from the tenants at the Property. Notwithstanding the foregoing to the contrary, Seller shall not have satisfied the Estoppel Condition if any of the Tenant Certificates or Seller Tenant Certificates received by Seller, disclose Unacceptable Qualifications other than Unacceptable Qualifications with an "Estoppel Qualification Sum" (hereinafter defined) of less than $50,000 in the aggregate. The "Estoppel Qualification Sum" shall mean the following:

          (i) if the claim asserted arises out of a defect which can be cured, with the expenditure of money on a one time basis, such as a physical defect, then such sum shall be calculated by a reasonable estimate of the cost to repair or remediate said defect; and
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          (ii) if the claim asserted affects a continuing obligation of a tenant under the lease, such as the payment of rent, then the claim shall be calculated by (i) determining the amount of the claim on a per annum basis,
(ii) multiplying said amount by the number of years or partial years said claim would affect the monetary obligations under the lease and (iii) discounting said product on a present value basis using a discount rate of 10% per annum.

     If the Unacceptable Qualifications have an Estoppel Qualification Sum of less than $50,000 in the aggregate, then Seller shall either (i) grant Purchaser a credit at Closing for an amount equal to the Estoppel Qualification Sum, or (ii) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller. Provided Seller performs its covenant in this Paragraph 27.4, the disclosure of Unacceptable Qualifications having an Estoppel Qualification Sum of less than $50,000 in the aggregate shall not affect Purchaser's obligations to close hereunder or give rise to any additional liability from Seller to Purchaser.

     27.5 If Seller delivers any Tenant Certificates containing no Unacceptable Qualifications after Closing to Purchaser containing all of the information herein required from a tenant under a Lease for whom Seller has executed and delivered a Seller Tenant Certificate at Closing, the Seller Tenant Certificate executed and delivered by Seller at Closing shall become null and void and the Tenant Certificate received from the tenant shall be substituted therefor. All Seller Tenant Certificates shall be to the "knowledge of Seller" as such phrase is defined in paragraph 16.1 in the Agreement. Seller's liability under all such Seller Tenant Certificates delivered to Purchaser shall be limited to $50,000 in the aggregate.

     27.6 If Seller has not satisfied the Estoppel Condition on or before 5:00 p.m. Chicago time on February 10, 1997, then Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller on or before 5:00 p.m. Chicago time on February 14, 1997. If Purchaser exercises its rights to terminate in accordance with the terms of this Paragraph 27.5, this Agreement shall be null and void without further action of the parties and all Earnest Money theretofore deposited by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7 hereof. If Purchaser does not terminate this Agreement pursuant to the first sentence of this Paragraph 27.6, the parties shall proceed to Closing and (i) Purchaser shall receive a credit at Closing equal to the amount of the Estoppel Qualification Sum of the Unacceptable Qualifications contained in the Tenant Certificates, up to an aggregate amount of $50,000 or (ii) Seller shall cure all conditions giving rise to an Unacceptable Qualification Sum up to an aggregate amount of $50,000. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller.

     27.7 Notwithstanding anything contained herein to the contrary, if Seller does not satisfy the Estoppel Condition because the estoppel qualification sum exceeds $50,000 and Purchaser has terminated the Agreement pursuant to Paragraph 27.6, Seller shall have the right to vitiate Purchaser's termination by written notice on or before 5:00 p.m. Chicago time on February 19, 1997 in which case the parties shall proceed to Closing and Seller shall either (i) grant Purchaser at Closing for an amount to the Estoppel Qualification Sum or
(ii) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller.

     III. Except as amended hereby, the Agreement shall be and remain unchanged and in full force and effect in accordance with its terms.

     IV. This Amendment may be executed in counterparts each of which shall be deemed an original, but all of which, when taken together shall constitute one and the same instrument. To facilitate the execution of this Amendment, Seller and Purchaser may execute and exchange by telephone facsimile counterparts of the signature pages, with each facsimile being deemed an "original" for all purposes.


     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

                              PURCHASER:

                              DANE REAL ESTATE, INC., a Florida corporation


                              By:   /s/ A. J. Belt, III
                                   --------------------------------------
                              Name:     A. J. Belt, III
                                   --------------------------------------
                              Its:      Vice President
                                   --------------------------------------

                              SELLER:

                              PEMBROKE ASSOCIATES LIMITED PARTNERSHIP, an Illinois limited partnership

                              By:  Pembroke Partners, Inc., an Illinois
                                   corporation, its general partner


                              By:   /s/ John K. Powell, Jr.
                                   --------------------------------------
                              Name:     John K. Powell, Jr.
                                   --------------------------------------
                              Its:      Senior Vice President
                                   --------------------------------------
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